Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

BY AND BETWEEN

MGM CC HOLDINGS, INC.,

INFINITY WORLD DEVELOPMENT CORP

AND,

SOLELY FOR PURPOSES OF ARTICLE X HEREOF,

MGM RESORTS INTERNATIONAL

DATED AS OF JUNE 30, 2021

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TABLE OF CONTENTS (Continued)

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TABLE OF CONTENTS (Continued)

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THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 30, 2021 (the “Effective Date”), by and among MGM CC Holdings, Inc., a Nevada corporation and wholly owned subsidiary of Parent (as defined below) (“Purchaser”), Infinity World Development Corp, a Nevada corporation (“Seller” or the “Seller JV Member”), and, solely for purposes of Article X, MGM Resorts International, a Delaware corporation (“Parent”). Each of Purchaser and Seller is referred to as a “party” and collectively as the “parties.”

W I T N E S S E T H

WHEREAS, as of the date of this Agreement, each of Project CC, LLC, a Nevada limited liability company and wholly owned subsidiary of Purchaser (the “Purchaser JV Member”), and the Seller JV Member (each, a “Member” and, collectively, the “Members”) owns a fifty-percent (50%) membership interest in CityCenter Holdings, LLC, a Delaware limited liability company (the “JV Entity”);

WHEREAS, the JV Entity, through its wholly owned subsidiaries, owns the CityCenter development and certain related assets in Las Vegas, Nevada (the “CityCenter Development”), which the Purchaser JV Member manages for a fee; and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, Seller’s fifty-percent (50%) membership interest in the JV Entity (the “Purchased Interest”).

NOW THEREFORE, in consideration of the foregoing and of the respective representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions stated herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Action” means any action, suit, claim, litigation, proceeding, arbitration, audit, investigation, or hearing (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, any Governmental Body, including, without limitation, any arbitrator.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided that, when used with respect to Purchaser, “Affiliate” will be limited to any Person that directly or indirectly, through one or more intermediaries, is controlled by MGM Resorts International, the indirect public parent company of Purchaser. For these purposes, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of any Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, neither Member shall be considered an Affiliate of the other Member.

“Agreement” has the meaning set forth in the preamble hereto.

“Business” means the business conducted by the Companies as of the Effective Date.

“Business Day” means any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which banks in New York City or Las Vegas, Nevada are permitted or required to be closed.

“Cap” has the meaning set forth in Section 8.4(a).

“Capital Stock” means, with respect to any Person, any and all shares, interests, member’s interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of such Person’s capital stock or any form of membership, partnership, ownership or participation interests, as applicable, whether now outstanding or hereafter issued and any and all securities, debt instruments, rights, warrants or options exercisable or exchangeable for or convertible into any such capital stock.

“CityCenter Development” has the meaning set forth in the recitals to this Agreement.

“Claim Notice” has the meaning set forth in Section 8.6(a).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Payment” means $2,125,000,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means any of the JV Entity or its Subsidiaries without distinction, unless the context indicates otherwise (collectively, the “Companies”).

“Company Agreement” means any Contract to which the JV Entity or any of its Affiliates is a party and to or under which Seller or any of its Affiliates is a party or has third-party beneficiary rights, including those Contracts specified on Schedule 1.1 hereto.

“Company Material Adverse Effect” means any event, change, fact or occurrence which has or would reasonably be expected to have a material adverse effect on the results of operations, financial condition, business, properties, assets or liabilities of the Companies, taken as a whole, but excluding any effect to the extent it arises or results from: (a) the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the announcement of this Agreement and the transactions contemplated hereby, including the identity of Purchaser and the impact thereof on the relationships, contractual or otherwise, of any Company with its employees or with any other third party; (b) events of war or armed hostilities; (c) changes in the gaming, travel, convention or vacation industries generally, to the extent such changes do not adversely affect the Companies in a disproportionate manner relative to other participants generally in the casino gaming industry in Las Vegas, Nevada; (d) changes in the general global, national, regional or local economy, including, without limitation, financial markets; (e) changes resulting from any natural disasters or other force majeure events, including the COVID-19 outbreak or any other pandemic; (f) required changes in the Companies’ accounting policies and practices resulting from changes in GAAP; (g) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof or the enforcement or interpretation of any thereof; (h) any failure by any Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided that the underlying causes of any such failure (subject to the other provisions of this definition) shall not be excluded; or (i) any actions taken (or omitted to be taken) at the request of Purchaser.

“Company Releasees” has the meaning set forth in Section 10.20(a).

“Company Releasors” has the meaning set forth in Section 10.20(b).

“Consent” means any consent, permit, approval, authorization, qualification or waiver from a Governmental Body (including, without limitation, any Gaming Authority) or any third party.

“Contract” means any agreement, commitment, undertaking, obligation, arrangement or understanding, whether written or oral, or subject to conditions, including any binding commitment or letter of intent, together with any amendments or modifications thereto and restatements thereof.

“Customer Database” means, collectively, all customer databases, loyalty databases, customers lists, historical records of customers and any other information collected by the Companies or Seller with respect to customers of the Companies, including any such information used in connection with marketing and promoting the Business or loyalty programs in connection therewith.

“Damages” means losses, liabilities, settlement payments, awards, judgments, fines, penalties, damages, Taxes and reasonable expenses and costs, including reasonable attorneys’ and auditors’ fees (and any reasonable experts’ fees) and court costs. Damages shall not include exemplary, special, consequential, punitive or treble damages, lost profits or diminution in value except in connection with (a) a Third Party Claim to the extent that any of the foregoing types of Damages are claimed by, and required to be paid to, the claimant of a Third Party Claim or (b) a claim by Purchaser for willful misconduct, fraud or intentional misrepresentation.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Effective Time” has the meaning set forth in Section 2.2(a).

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Law” means all federal, state and local Laws relating to the protection of the environment, including air, land, surface and ground water and natural resources, and public health and safety as related to Hazardous Materials and the environment, including (a) Laws relating to Releases or threatened Releases of Hazardous Materials, the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, and record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials and (b) all deed notices or title restrictions encumbering any real property of the Companies with respect to the matters described in the foregoing clause (a).

“Environmental Permit” means any Governmental Authorization relating to the operation of the business of the Companies pursuant to any Environmental Law.

“Existing Purchaser Gaming Approval” means any Consent, license, permit, approval, authorization, registration, finding of suitability, franchise, entitlement, waiver or exemption, including any condition or limitation placed thereon, issued by any Gaming Authority under applicable Gaming Laws necessary for or relating to the conduct of gaming activities of or the sale of liquor by Purchaser or its Affiliates, including, without limitation, the ownership, operation, management and development of a gaming and liquor business of Purchaser or its Affiliates (collectively, the “Existing Purchaser Gaming Approvals”).

“Express Representation” has the meaning set forth in Section 3.8.

“Financial Statements” has the meaning set forth in Section 4.12(a).

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Gaming Approvals” means all Consents, licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions, including any condition or limitation placed thereon, issued by any Gaming Authority under applicable Gaming Laws necessary for the conduct of gaming activities or the sale of liquor by any party hereto or any of its Affiliates, including, without limitation, the ownership, operation, management and development of the gaming and liquor business of the Companies, in each case, to the extent required to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

“Gaming Authority” means any Governmental Body responsible for, or involved in, the regulation of gaming or gaming activities or the sale of liquor in the state of Nevada or its political subdivisions, including, without limitation, the Clark County Liquor and Gaming Licensing Board, the Nevada Gaming Commission and the Nevada Gaming Control Board and any successors thereto, or any other Governmental Body with authority over gaming or liquor activities or operations, or the ownership of a direct or indirect interest in any entity conducting any such activities or operations, in the state of Nevada or its political subdivisions.

“Gaming Law” means any Law governing or relating to or pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gaming or the ownership of a direct or indirect interest in any entity conducting gaming activities or operations within the state of Nevada, including without limitation the Nevada Gaming Control Act, as amended from time to time, as well as the regulations promulgated thereunder.

“Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of qualification, waivers and exemptions, including any condition or limitation placed thereon, that are necessary for Purchaser and each of the Companies to own or operate its gaming facilities and related amenities issued under the applicable Gaming Laws.

“Governmental Approvals” means all Governmental Authorizations required to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to enable any party to perform its obligations under this Agreement and any other Transaction Document.

“Governmental Authorization” means any Consent, filing, notification, or other authorizing action to or by any Governmental Body.

“Governmental Body” means any government or governmental or quasi-governmental agency or authority, including, without limitation, any Gaming Authority and any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, arbitral body (public or private), department or other instrumentality or political unit or subdivision, whether located in the United States or abroad.

“Governmental Licenses and Rights” means all (a) Gaming Licenses, Liquor Licenses, Environmental Permits and any other permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, filing, franchise, notice, variance, right, designation, rating, registration, qualification, authorization or order that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law and (b) rights under any Contract with any Governmental Body that relates to or is used in a Person’s business or operations.

“Guaranteed Obligations” has the meaning set forth in Section 10.23(a).

“Hazardous Materials” means any and all petroleum products or distillates, fractions or wastes, asbestos containing materials, urea formaldehyde foam, friable asbestos, toxic mold, heavy metals, radioactive materials or wastes and other wastes, materials, chemicals or substances defined, listed, classified or regulated as toxic, hazardous, infectious, a contaminant, or words of similar import, pursuant to any applicable Environmental Laws.

“Indebtedness” means, with respect to any Person as of any time, without duplication, the sum of (a) the principal amount, plus any related accrued and unpaid interest, under (i) indebtedness for borrowed money, including overdrafts, of such Person and (ii) indebtedness evidenced by notes, debentures or similar instruments of such Person, (b) indebtedness of such Person for the deferred purchase price of property or services (including earn-outs and similar obligations to the extent payable on their terms), (c) finance lease obligations of such Person, (d) all letters of credit issued as of such time for the account of such Person to the extent drawn, (e) reimbursement and other obligations of such Person as of such time with respect to bankers’ acceptances, surety bonds, and other financial guarantees that have been drawn or funded, (f) all obligations relating to interest rate protection, swap agreements, collar agreements and factoring agreements, in each case to the extent payable if the applicable contract is terminated at such time

(without duplication of other indebtedness supported or guaranteed thereby) and (g) all guarantees by such Person of any Indebtedness of any other Person of the types referred to in clauses (a) through (f), but excluding any guarantees of performance under Contracts in the Ordinary Course, in each case of clauses (a) through (g), as of such time and as determined in a manner consistent with GAAP as historically applied by the Companies.

“Indemnitee” has the meaning set forth in Section 8.6(a).

“Indemnitor” has the meaning set forth in Section 8.6(a).

“JV Entity” has the meaning set forth in the recitals of this Agreement.

“JV LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of CityCenter Holdings, LLC, dated as of December 22, 2015, by and between Purchaser JV Member and Seller.

“Law” means any federal, state, local, foreign, international or multinational treaty, statute, ordinance, code, rule, regulation, Order or other legal requirement enacted, adopted, promulgated, applied or followed by any Governmental Body, including, without limitation, all Gaming Laws.

“Liability” means any debt or liability, whether known or unknown, accrued or fixed, absolute, contingent or otherwise, matured or unmatured, due or to become due, determined or determinable, including, without limitation, any such debt or liability (a) arising under any applicable Law or (b) arising under any Contract.

“Licensed Parties” has the meaning set forth in Section 4.9.

“Lien” means any charge, pledge, lien, security interest, claim, option, mortgage, deed of trust, easement, encroachment, servitude, right of way, right of first refusal, right of first offer, preemptive rights, restriction on voting or transfer, or encumbrance of any kind or nature.

“Liquor Licenses” means all those “off sale,” “portable bar” and other liquor or alcoholic beverage licenses issued by any Governmental Body to a Company pursuant to which the sale of alcoholic beverages is permitted on the premises of the real property owned or operated by any Company.

“Membership Interest Assignment and Assumption Agreement” means that certain membership interest assignment and assumption agreement, to be dated as of the Closing Date and effective as of immediately following the Closing, and to be executed by Seller to consummate the sale, conveyance, transfer, assignment and delivery to, and assumption by, Purchaser of the Purchased Interest, in the form attached hereto as Exhibit A.

“Moelis” has the meaning set forth in Section 3.7.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, stipulation, or arbitration award issued by any court or other Governmental Body.

“Ordinary Course” means the usual, regular and ordinary course of operations of the Business, consistent with past customs and practices.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents under the Laws of any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable constitutive documents under the Laws of any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Body in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents under the Laws of any non-U.S. jurisdiction).

“Outside Date” has the meaning set forth in Section 9.1(d).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Person” means any natural person, corporation, unincorporated organization, partnership, association, limited liability company, joint stock company, joint venture, trust or Governmental Body, or any other entity.

“PJT” has the meaning set forth in Section 4.5.

“Purchase Price” means an amount equal to the Closing Payment as finally adjusted in accordance with the terms of this Agreement, including Article VIII.

“Purchased Interest” has the meaning set forth in the recitals of this Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Governmental Approvals” has the meaning set forth in Section 4.10.

“Purchaser Group Member” means any of Purchaser and its Affiliates and its and their respective directors, officers, employees, and agents, and any successors and assigns of any of the foregoing.

“Purchaser JV Member” has the meaning set forth in the recitals of this Agreement.

“Purchaser’s Knowledge” or “the Knowledge of Purchaser” means the actual knowledge of John McManus, Anton Nikodemus and Mark Lefever.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) of Hazardous Materials in, at, on or under the property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representative” means, with respect to any Person, each of such Person’s Affiliates and its and their respective employees, directors, officers, agents and other representatives.

“Reverse Termination Fee” means an amount equal to $63,750,000.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute thereto.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement.

“Seller Group Member” means any of Seller or its Affiliates or any of its or their respective directors, officers, employees, and agents, and any successors and assigns of any of the foregoing.

“Seller JV Member” has the meaning set forth in the preamble to this Agreement.

“Seller Releasees” has the meaning set forth in Section 10.20(b).

“Seller Releasors” has the meaning set forth in Section 10.20(a).

“Seller’s Knowledge” or “the Knowledge of Seller” (or similar statements regarding Knowledge) means the actual knowledge of William Grounds.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any Subsidiary of such Person is a general partner or managing member or (b) such Person, any one or more of its Subsidiaries, or such Person and one or more of its Subsidiaries, directly or indirectly, own or control at least fifty percent (50%) of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors, governing body, or others performing similar functions with respect to such corporation or other organization.

“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, gaming, live entertainment, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Body responsible for the imposition of any such tax, (b) any obligation to remit or escheat unclaimed or abandoned property to a Governmental Body, (c) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (d) any Liability for the payment of any amounts of the type described in clauses (a) through (c) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with any Tax authority, including any schedule or attachment thereto and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.7(a).

“Transaction Documents” means this Agreement, the Membership Interest Assignment and Assumption Agreement, and any other agreements, documents, and certificates delivered by the parties in connection with any of the foregoing, including any such documents agreed and mutually designated to be Transaction Documents by Seller and Purchaser.

“Transfer Taxes” has the meaning set forth in Section 10.12.

ARTICLE II

PURCHASE AND SALE AND THE CLOSING

Section 2.1    Purchase and Sale. Upon the terms and subject to the conditions set forth herein and in reliance upon the representations and warranties set forth in this Agreement, Seller hereby agrees to sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser agrees to purchase, accept and assume from Seller, on the Closing Date, the Purchased Interest for the Purchase Price, accompanied by any appropriate assignments or powers in blank, free and clear of any Liens (except Liens arising under the JV LLC Agreement or that are imposed by securities Laws generally, including, but not limited to, the Securities Act).

Section 2.2    Closing. (a) Upon the terms and subject to the conditions of this Agreement, the consummation of the sale and purchase of the Purchased Interest and the other transfers and deliveries to be made pursuant to this Agreement (the “Closing”) shall take place on the third (3rd) Business Day following notice of fulfillment or waiver, to the extent such waiver is legally permitted, of each of the conditions set forth in Article VI and Article VII, at 10:00 A.M. Eastern Time at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another place is agreed upon in writing by the parties hereto, or at such other time and date as the parties may agree (the “Closing Date”). The effective time (the “Effective Time”) of the sale and transfer of the Purchased Interest to Purchaser pursuant to this Agreement shall be 12:01 A.M. Pacific Time on the Closing Date.

(b)    All actions to be taken and all documents to be executed and delivered by all parties at the Closing shall be conditioned upon and subject to the taking and delivery, on the Closing Date, of all other actions to be taken and documents to be executed and delivered on the Closing Date.

Section 2.3    Purchase Price. The aggregate purchase price to be paid for the Purchased Interest shall be the Purchase Price as determined pursuant to the terms and conditions of this Agreement.

Section 2.4    Closing Payment. At the Closing, Purchaser shall pay, or cause to be paid, to Seller the Closing Payment, by wire transfer of immediately available funds to the bank account designated by Seller at least three (3) Business Days prior to Closing.

Section 2.5    Closing Deliverables. (a) At or prior to the Closing, Seller will deliver or cause to be delivered to Purchaser the following:

(i)    The Membership Interest Assignment and Assumption Agreement, duly and validly executed by Seller;

(ii)    Each of the other Transaction Documents, duly and validly executed by Seller to the extent party thereto;

(iii)    Written resignations of each of the Representatives (as defined in the JV LLC Agreement), managers and officers of the JV Entity listed on Schedule 2.5(a)(iii) hereto;

(iv)    A certificate duly and validly executed by an officer of Seller that the conditions set forth in Section 6.1 and Section 6.3 have been fulfilled;

(v)    An IRS Form W-9 or a certificate of non-foreign status of Seller satisfying the requirements of U.S. Treasury Regulations § 1.1445-2(b)(2); and

(vi)    UCC-3 termination statements (if applicable) that any applicable Liens (if any) against the Purchased Interest have been released upon the Closing in accordance with the terms hereof.

(b)    At or prior to the Closing, Purchaser will deliver, or cause to be delivered, to Seller the following:

(i)    The Closing Payment;

(ii)    Evidence reasonably satisfactory to Seller that, from and after the Closing, Seller will be released from (1) all Liens and other liabilities arising under or in connection with the JV LLC Agreement and (2) all obligations and liabilities related to financing obtained or maintained by the Companies (including, but not limited to, releases from any and all guarantees or indemnities executed in connection therewith);

(iii)    A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(iv)    Each of the Transaction Documents, duly and validly executed by Purchaser to the extent party thereto; and

(v)    A certificate duly and validly executed by an officer of Purchaser that the condition set forth in Section 7.1 has been fulfilled.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Purchaser that, except as set forth in the Seller Disclosure Letter as provided in Section 10.19, the following are true and correct:

Section 3.1    Organization. Seller is duly incorporated, validly existing and in good standing under the Laws of the state of Nevada. Seller has all requisite power and authority to carry on its business as presently conducted and is qualified to do business and is in good standing in each of the jurisdictions in which the ownership or operation of its assets or the conduct of its business requires it to be so qualified, except where any such failures to have such power or authority or to be so qualified and in good standing, individually or in the aggregate, would not have and would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby.

Section 3.2    Authority; Execution and Delivery; Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Seller has duly and validly authorized by all corporate action on its part the execution and delivery of this Agreement and any other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. Seller has duly and validly executed and delivered this Agreement and any other Transaction Documents to which it is a party. Assuming due authorization, execution, and delivery of this Agreement and each other Transaction Document by each party hereto and thereto, this Agreement constitutes and, when executed and delivered, each other Transaction Document will constitute a valid and binding obligation of Seller to the extent party thereto, enforceable against Seller to the extent party thereto in accordance with their respective terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally, and (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) ((a) and (b), collectively, the “Enforceability Exceptions”).

Section 3.3    Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party do not, and the performance hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with, or result in any violation or breach of, any provision of the Organizational Documents of Seller or any of its Affiliates; (b) except as would not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby, conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default under, permit termination, modification, cancellation or acceleration under, or require a Consent under, any Contract to which Seller or any of its Affiliates (other than the Companies) is a party or by which Seller or any of its Affiliates (other than the Companies), may be bound; (c) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default under, permit termination, modification, cancellation or acceleration under, or require a Consent under, any Contract by which the Purchased Interest may be bound, or (to Seller’s Knowledge) to which any Company is a party or by which any Company may be bound; (d) result in the creation of any Lien on any of the Purchased Interest pursuant to any Contract to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates, or the Purchased Interest, may be bound; (e) except as would not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby, conflict with or violate any Law or Order applicable to Seller or any of its Affiliates (other than the Companies); or (f) conflict with or violate any Law or Order applicable to the Purchased Interest or (to Seller’s Knowledge) any Company.

Section 3.4    Consents and Approvals. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance hereunder and thereunder by Seller, and the consummation of the transactions contemplated hereby and thereby do not and will not require any consents or approvals of third parties, except (a) for any Governmental Approvals (including, but not limited to, such Governmental Authorization required under Gaming Laws and liquor Laws) or (b) as would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby.

Section 3.5    Title to Purchased Interest. Seller is the record and beneficial owner of the Purchased Interest, free and clear of any and all Liens (other than Liens arising under the JV LLC Agreement or securities Laws generally, including, but not limited to, the Securities Act). Neither Seller nor any of its Affiliates is the record or beneficial owner of any membership interest in the JV Entity, other than the Purchased Interest. Upon the consummation of the transactions contemplated hereby, (a) Seller will deliver to Purchaser good, valid, and marketable title to the Purchased Interest, free and clear of any Liens (other than Liens arising under the JV LLC Agreement or securities Laws generally, including, but not limited to, the Securities Act), and (b) neither Seller nor any of its Affiliates will directly own any of, and neither Seller nor any of its Affiliates will have any direct interest in, the Purchased Interest or any interest in any of the Companies. Prior to the date hereof, Seller has not, and immediately prior to the Closing, Seller will not have transferred any interest or right in the Purchased Interest or in any Company to any Person or granted any other Person any option to purchase or any other rights of any nature whatsoever in or to the Purchased Interest that is or will be in effect as of or at any time after the Effective Date. Other than the JV LLC Agreement, neither Seller nor any of its Affiliates is party to any voting trust, proxy, or any other agreement with respect to the Purchased Interest or any membership interest in any Subsidiary of the JV Entity that is or will be in effect as of or any time after the Effective Date. Neither Seller nor any of its Affiliates owns, directly or indirectly, any bonds, debentures, notes or other similar instruments of any Company, and none of the Companies is obligated under any Indebtedness or similar obligations of any kind to Seller or any of its Affiliates.

Section 3.6    Litigation and Claims; Compliance with Laws. There is no Action pending against Seller or any of its Affiliates or, to Seller’s Knowledge, threatened against Seller or its Affiliates that would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby, nor is there any Action relating to the Purchased Interest pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates. Seller has at all times held the Purchased Interest in compliance with all applicable Laws.

Section 3.7    Brokers. Neither Seller nor any of its Affiliates has employed or engaged, directly or indirectly, any broker, agent, investment banker, intermediary, financial advisor, finder, or firm acting on behalf of Seller or its Affiliates that is or will be entitled to any brokerage fees, commissions, finder’s fees or any other commission or similar fee, directly or indirectly, from Seller or its Affiliates in connection with the execution and delivery of this Agreement or any other Transaction Document, performance hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 3.7, Seller has engaged Moelis & Company LLC (“Moelis”) as a financial advisor; provided that Moelis shall look solely to Seller with respect to the payment of any brokerage fees, commissions, finder’s fees or any other commission or similar fee in connection with the provision of its services.

Section 3.8    No Other Purchaser Representations or Warranties. Seller acknowledges that, except for the representations and warranties expressly set forth in this Agreement or in any certificate delivered hereunder (the “Express Representations”) made by Purchaser, none of Purchaser or any other Person on behalf of Purchaser makes, and that Seller has not relied on and will not be entitled to, and will not, rely on any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to Seller, including with respect to the accuracy or completeness of any information provided, disclosed or delivered to Seller or any of its Affiliates to the extent such information is not covered by an Express Representation, in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby or by the other Transaction Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller that the following are true and correct:

Section 4.1    Organization. Purchaser is duly organized, validly existing and in good standing under the Laws of the state of Nevada. Purchaser has all requisite power and authority to carry on its business as presently conducted and is qualified to do business and is in good standing in each of the jurisdictions in which the ownership or operation of its assets or the conduct of its business requires it to be so qualified, except where any such failures to have such power or authority or to be so qualified and in good standing, individually or in the aggregate, would not have and would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby.

Section 4.2    Authority; Execution and Delivery; Enforceability. Purchaser has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Purchaser has duly and validly authorized by all corporate action on its part the execution and delivery of this Agreement and any other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and, immediately prior to the Closing, Purchaser shall have duly and validly executed and delivered any other Transaction Documents to which it is a party. Assuming due authorization, execution, and delivery of this Agreement and each other Transaction Document by each party hereto and thereto, this Agreement constitutes and, when executed and delivered, each other Transaction Document will constitute a valid and binding obligation of Purchaser to the extent party thereto, enforceable against Purchaser to the extent party thereto in accordance with their respective terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 4.3    Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents to which Purchaser is a party do not, and the performance hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining or making the Consents, orders, registrations, declarations and filings described in Section 4.4, (a) conflict with, or result in any violation or breach of, any provision of the Organizational Documents of Purchaser or (b) except as would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby, (i) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default under, permit termination, modification, cancellation or acceleration under, or require a Consent under, any Contract to which Purchaser or any of its Affiliates is a party or by which Purchaser, any of its Affiliates, or Purchaser’s membership interest in the JV Entity may be bound, (ii) result in the creation of any Lien on Purchaser’s membership interest in the JV Entity pursuant to any Contract to which Purchaser or any of its Affiliates is a party or by which Purchaser, any of its Affiliates, or such membership interest may be bound, or (iii) conflict with or violate any Law or Order applicable to Purchaser or any of its Affiliates or Purchaser’s membership interest in the JV Entity.

Section 4.4    Consents and Approvals. The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party, the performance hereunder and thereunder by Purchaser, and the consummation of the transactions contemplated hereby and thereby do not and will not require any Governmental Authorizations, except (a) for any such Governmental Authorization required under Gaming Laws and Liquor Laws, and (b) as would not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby.

Section 4.5    Brokers. Except for PJT Partners LP (“PJT”), none of Purchaser or any of its Affiliates has employed or engaged, directly or indirectly, any broker, agent, investment banker, intermediary, financial advisor, finder, or firm acting on behalf of Purchaser or its Affiliates that is or will be entitled to any brokerage fees, commissions, finder’s fees or any other commission or similar fee, directly or indirectly, from Purchaser or its Affiliates in connection with the execution and delivery of this Agreement or any other Transaction Document, performance hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby. Any fees and expenses payable to PJT shall be borne solely by Purchaser.

Section 4.6    Litigation. There is no Action pending against Purchaser or its Affiliates, or, to Purchaser’s Knowledge, threatened against Purchaser or its Affiliates, that, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby.

Section 4.7    Investment Representations. The Purchased Interest will be acquired for Purchaser’s account and not with a view towards distribution thereof within the meaning of the Securities Act. Purchaser acknowledges that the Purchased Interest is not registered under the Securities Act or any state securities Laws, and that the Purchased Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Purchased Interest for an indefinite period (including total loss of its investment), is an “accredited investor” as defined in the regulations adopted under the Securities Act, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.8    No Other Seller Representations or Warranties. Purchaser hereby acknowledges and agrees that, except for the Express Representations made by Seller, neither Seller nor any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives nor any other Person on behalf of Seller makes, and that Purchaser has not relied on and will not be entitled to, and will not, rely on, any other express or implied representation or warranty with respect to Seller, the Companies or any of their respective businesses or operations or any other matter, including with respect to the accuracy or completeness of any information provided, disclosed or delivered to Purchaser or any of its Affiliates to the extent such information is not covered by an Express Representation in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, nothing in this Section 4.8 shall limit or affect Purchaser’s rights or remedies otherwise expressly provided by this Agreement or the other Transaction Documents.

Section 4.9    Licensability. None of Purchaser or any of its Affiliates (a) has been found by a Gaming Authority not to have good moral character, (b) has been convicted of any offense that would disqualify or otherwise prevent Purchaser or any of its Affiliates from holding an

Existing Purchaser Gaming Approval in any state or other jurisdiction, or (c) has ever been denied or had suspended or revoked an Existing Purchaser Gaming Approval by a Gaming Authority. Purchaser and each of its Affiliates which is licensed or holds any Existing Purchaser Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) is in good standing in each of the jurisdictions in which such Licensed Party owns, operates or manages gaming facilities (if applicable). To Purchaser’s Knowledge, there are no on-going material investigations outside of the ordinary course with respect to any Existing Purchaser Gaming Approval held by Purchaser or any such Person and there are no facts not known to an applicable Gaming Authority or that are not publicly known which, if known to such applicable Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of an Existing Purchaser Gaming Approval of any of the Licensed Parties issued by such Gaming Authority or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the suitability proceedings necessary for the consummation of the sale and purchase of the Purchased Interest.

Section 4.10    Compliance with Gaming Laws. Each of Purchaser and Purchaser JV Member and, to the Knowledge of Purchaser, each of the directors, officers and key employees of each of Purchaser and Purchaser JV Member (and other Persons performing management functions similar to such individuals) hold all permits, registrations, licenses, exemptions, certifications, orders, approvals and authorizations (including the Existing Purchaser Gaming Approvals) necessary to conduct the business and material operations of Purchaser and the Purchaser JV Member with respect to gaming activities (collectively, the “Purchaser Governmental Approvals”), each of which is in full force and effect in all material respects, and to the Knowledge of Purchaser, no event has occurred (whose occurrence is not known to the applicable Governmental Body or not publicly known) which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Purchaser Governmental Approval that currently is in effect, the loss of which is, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the sale and purchase of the Purchased Interest and the other transactions contemplated by this Agreement. Each of Purchaser and Purchaser JV Member and, to Purchaser’s Knowledge, each of the directors, officers and key employees of each of Purchaser and Purchaser JV Member (and other Persons performing management functions similar to such individuals) are in material compliance with the terms of the Purchaser Governmental Approvals. Purchaser has not received a written notice of any investigation or review outside of the ordinary course by any Governmental Body that is pending, and, to the Knowledge of Purchaser, no such investigation or review by any Governmental Body is threatened, nor has any Governmental Body indicated any intention to conduct the same, in each case, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the sale and purchase of the Purchased Interest and the other transactions contemplated by this Agreement.

Section 4.11    Financing. Purchaser’s current cash availability or available borrowings under its existing credit facilities currently are, and will be at Closing, available and sufficient to enable Purchaser to make payment in full, in cash, of the Closing Payment on the Closing Date. Purchaser hereby acknowledges and agrees that the receipt by Purchaser of any financing from any Person is not a condition to, nor is needed for Purchaser to consummate, Purchaser’s obligation to purchase the Purchased Interest at the Closing under this Agreement.

Section 4.12    Financial Statements.

(a)    Attached as Schedule 4.12 are copies of (i) the unaudited consolidated balance sheet of the Companies and related unaudited income statement for the year to date period through May 31, 2021 (collectively, the “Financial Statements”) and (ii) the forward-looking financial projections previously provided to Seller and its Representatives that were prepared as of, and provided in, April 2021, which were the true and complete set of forward-looking financial projections prepared by or on behalf of Parent as of such date with respect to the Companies upon which Purchaser relied as of the date thereof; provided that the Financial Statements shall be updated prior to Closing to reflect the year to date period through the end of the most recent calendar month ended at least twenty (20) days prior to the Closing Date.

(b)    The Financial Statements (including the notes thereto) (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except that the interim Financial Statements are subject to normal year-end adjustments or adjustments resulting from the transactions contemplated hereby and lack footnotes and other financial statement schedules required by GAAP, (ii) present fairly the assets, liabilities and financial condition of the Companies as of such dates and the results of operations of Companies for such periods, and (iii) are consistent with the books and records of the Companies (which books and records are correct and complete in all material respects). Since December 31, 2020, there has been no material change in any accounting principles, policies, methods or practices, including any such change with respect to reserves (whether for bad debt, contingent liabilities or otherwise) of the Companies.

ARTICLE V

CERTAIN COVENANTS

Section 5.1    Actions Requiring Purchaser JV Partner Consent. From the date of this Agreement until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article X, unless (a) expressly permitted by this Agreement or (b) required by applicable Law, Governmental Body or the terms of the JV LLC Agreement, Seller shall not take any action that would require the consent of Purchaser JV Member under any Organizational Documents of any Company, including the JV LLC Agreement; provided that Purchaser may withhold, condition or delay its consent for any such action in its sole and absolute discretion. For the avoidance of doubt, unless and until the Closing hereunder occurs, Seller shall continue (i) to hold a fifty percent (50%) share in the profits and losses of the JV Entity and (ii) to have all rights and remedies as a member thereof in accordance with the terms and conditions of the JV LLC Agreement (including, but not limited to, the right to receive distributions to the members of the JV Entity pursuant thereto in accordance with the terms thereof).

Section 5.2    Seller Cooperation.

(a)    Seller shall, and shall cause its Representatives, to reasonably assist the Purchaser and the Company in the preparation, negotiation, entry into and consummation of a sale-leaseback of some or all of the real property owned by the Company to the extent reasonably requested by the Purchaser and to the extent Seller is reimbursed for any and all costs or expenses incurred in connection therewith in accordance with Section 5.2(b) and so long as Seller incurs no obligation or liability in connection with the same; provided that the consummation of any such sale-leaseback transaction shall be conditioned on the Closing having occurred. For the avoidance of doubt, in the event of a termination of this Agreement without the Closing having occurred for any reason whatsoever, (i) such sale-leaseback transaction of real property shall not be consummated and (ii) Seller and its Representatives shall have no further obligation hereunder to assist Purchaser in connection with its efforts to effectuate the same.

(b)    Notwithstanding anything to the contrary to this Agreement, Purchaser shall, reasonably promptly upon request, reimburse Seller, any Company and any of their respective Affiliates for all reasonable and documented, out-of-pocket costs and expenses (including reasonable attorney’s fees and expenses of one firm of counsel) incurred by any of them in connection with performing its obligations under this Section 5.2.

Section 5.3    Notifications. Each party shall promptly notify the other party hereto of (a) any Action commenced or, to the knowledge of such party, threatened, against such party, any Company or any of its or their respective Affiliates or directors, managers, members, officers, directors, employees or agents in their capacities as such, to the extent that such Action relates to the consummation of the transactions contemplated by this Agreement, and (b) the occurrence or non-occurrence of any fact or event that, in either case, would be reasonably likely to cause (i) any inaccuracy in or breach of any representation or warranty by such party set forth in Article III or Article IV, as the case may be, or (ii) any condition to the other party’s obligations hereunder set forth in Article VI or Article VII not to be satisfied; provided that any failure to so notify the other party shall not be deemed to be a breach of this Section 5.3, except to the extent that such failure to so notify actually and materially prejudices the other party. Notwithstanding the foregoing, no such notification, nor the obligation to, or the failure to, make such notification, shall affect the representations, warranties, covenants or indemnification obligations of any party or the conditions to the obligations of any party, or cure any inaccuracy, breach, or failure to perform by any party of this Agreement, or limit or otherwise affect the termination rights, indemnification rights or other remedies available under this Agreement to the party receiving such notice.

Section 5.4    No Alternative Transactions. The parties agree that from the Effective Date through the earlier of the Closing Date and the termination of this Agreement, Seller shall not, and shall require its directors, officers, employees, agents and attorneys not to, directly or indirectly, (a) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any Person (other than Purchaser) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale or license of material assets or similar business transaction directly or indirectly involving Seller or any of the Companies or a sale of any portion of the Purchased Interest, (b) furnish any non-public information concerning the business, properties or assets of any of the Companies to any Person (other than Purchaser or its Representatives) in connection with any such transaction,

(c) engage in discussions or negotiations with any Person (other than with Purchaser or any of its Representatives) with respect to any such transaction or (d) enter into, approve, agree to, recommend or consummate any such transaction. If Seller or any of its Representatives receives any bona fide proposal of the nature described in this Section 5.4, Seller shall, within three (3) Business Day after such receipt, notify Purchaser in writing of such proposal, including the identity of the other party and the material terms of such proposal.

Section 5.5    Publicity. Any press release or release of other information to the press or any other Person by Seller or by Purchaser or the Purchaser JV Member with respect to the subject matter of this Agreement or the other Transaction Documents shall be mutually approved by Purchaser and Seller, except as may be required by any Gaming Law or other applicable Law, including stock exchange rules; provided that the disclosing party shall use commercially reasonable efforts to provide prior notice to and consult with the non-disclosing party.

Section 5.6    Government Filings. Prior to the Closing Date, each of the parties shall cooperate with the other party in determining whether any filings are required to be made with, or Consents and Gaming Approvals required to be obtained from, or fees or expenses required to be paid to, any third party or Governmental Body (including but not limited to any Gaming Authority) prior to the Closing Date in connection with this Agreement or the transactions contemplated hereby, and shall use its commercially reasonable efforts to cooperate with the other party in making any such filings promptly and in seeking to obtain timely any such Consents and, subject to the other party’s prior written approval (such consent not to be unreasonably withheld), paying any such fees or expenses (at Purchaser’s sole cost and expense). Each of Seller and Purchaser shall promptly provide the other party with copies of all other filings made by such party (or in the case of Purchaser, a Company) with any state or Governmental Body (including but not limited to any Gaming Authority) in connection with this Agreement or the transactions contemplated hereby; provided that no party shall be obligated to make available to any other party confidential or proprietary information in any filings required under Gaming Laws.

Section 5.7    Governmental Approvals.

(a)    Upon the terms and subject to the conditions of this Agreement, each party shall cooperate with each other and use its commercially reasonable efforts to (and, with respect to Gaming Laws and antitrust Laws, if applicable, shall use their commercially reasonable efforts to cause their respective members, stockholders, directors, managers and officers to) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Governmental Approvals, including Gaming Approvals, and to comply (and, with respect to the Gaming Laws, to cause their respective members, stockholders, directors, managers and officers to comply) with the terms and conditions of all such Governmental Approvals; provided that neither Seller nor the Companies shall be required to incur any liabilities or pay more than a nominal sum to obtain any such Governmental Approvals or Gaming Approvals (and provided, for the avoidance of doubt, that Purchaser shall be responsible for any such amounts)). The parties and their respective Affiliates, directors, managers and officers shall (i) file as soon as reasonably practicable and in any event within ten (10) days after the date of this Agreement, or such longer period as may be reasonably agreed upon by the parties, all required initial applications and documents in connection with obtaining the Gaming Approvals, (ii) as soon as reasonably practicable after the date hereof, file all required initial applications and documents in connection with all Governmental Approvals other than those required under clause (i), and (iii) act diligently and promptly thereafter in responding to additional requests and comments in connection therewith and pursue all such Governmental Approvals as promptly as possible. The parties acknowledge that this Agreement and the transactions contemplated hereby are subject to the review and approval of the applicable Gaming Authorities. Each of Seller and Purchaser shall have the right to consult with the other party on, in each case subject to applicable Laws relating to the exchange of information (including antitrust Laws and Gaming Laws), and except as set forth in the immediately following proviso, all the information relating to the other Person and any of its Affiliates that appears in any filing made with, or written materials submitted to, any third party or Governmental Body in connection with the transactions contemplated by this Agreement; provided that neither party shall be obligated to share (x) any filings or other written materials that include individual personal background and financial information or (y) any communications with Gaming Authorities pertaining to any such information or matters related thereto. Without limiting the foregoing, if either of Seller or Purchaser receives communications or requests from Governmental Bodies relating to Governmental Approvals, it shall notify the other party promptly of the receipt of such communications and requests and shall upon request of the other party supply such other party with copies of all correspondence between the party having received any such communications and requests or any of its Representatives, on the one hand, and any Governmental Body, on the other hand, with respect to Governmental Approvals.

(b)    Each of Seller and Purchaser shall promptly notify the other party upon receiving any communication from any Governmental Body whose Consent is required for consummation of the transactions contemplated by this Agreement that causes such Person reasonably to believe that there is a reasonable likelihood that such Consent from such Governmental Body will not be obtained or that the receipt of any such Consent will be materially delayed.

(c)    Each of Seller, on the one hand, and Purchaser, on the other hand, shall use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to (i) defend any Action challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) resolve any objection asserted with respect to the transactions contemplated under this Agreement by any Governmental Body (including any Gaming Authority) and (iii) prevent the entry by any Governmental Body of any Order challenging this Agreement or the consummation of the transactions contemplated hereby, appealing as promptly as possible any such Order and having any such order vacated or reversed; provided that neither Seller nor any of the Companies shall be required to incur any Liabilities or pay more than a nominal sum to defend any Action, or obtain any such Consents, registrations, approvals, permits or authorizations. Each of Seller and Purchaser shall promptly notify the other party upon receiving any communication from any Governmental Body that such Governmental Body has brought or initiated or plans to bring or initiate any Action (including but not limited to any investigation or inquiry) that would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on any party’s ability to consummate the transactions contemplated hereby or by the other Transaction Documents. The parties shall cooperate with each other and with the applicable Governmental Body with respect to any such initiated or planned Action described in the preceding sentence.

(d)    Notwithstanding the foregoing or any other provision of this Agreement, no party or any of their respective Affiliates, shall have any obligation or affirmative duty to consummate a material sale, divestiture, lease, license, holding separate (including by establishing a trust or otherwise) or other disposition of, or any limitation, condition, or restriction on (including any amendment or modification to any existing limitation, condition or restriction), any of its assets, properties, products, operations or businesses, or conduct remedies or other mitigation in respect of such assets, properties, products, operations or businesses, or propose, negotiate, agree to do or permit to be done any of the foregoing in the future, in connection with seeking any Governmental Approval.

(e)    Any fees, costs and expenses incurred in connection with obtaining Gaming Approvals incurred by Seller or Purchaser will be borne by Purchaser.

Section 5.8    Government Licenses and Rights. Purchaser agrees that, prior to the Closing Date, it shall use its commercially reasonable efforts to obtain as promptly as practicable all Governmental Licenses and Rights (including all Gaming Approvals and other authorizations under Gaming Laws) that it is required to obtain in order for the transactions contemplated by this Agreement and the other Transaction Documents to be consummated, subject in all respects to Section 5.7(d). Seller agrees to use and to cause its Representatives to use their respective commercially reasonable efforts to obtain (and Purchaser further agrees that it shall, and shall cause its Representatives to, reasonably assist Seller in obtaining) the removal of Seller and any of its Representatives from, and their release from any obligations and liabilities in respect of, any and all Gaming Licenses or Liquor Licenses relating to the JV Entity or the CityCenter Development to which Seller or any of its Representatives is a party (or to which Seller or any of its Representatives has been a party at any time prior to the Closing).

Section 5.9    Customer Database. From and after the date hereof, Seller shall not, and shall cause its Affiliates (other than the Companies) and their respective Representatives not to, access or otherwise use the Customer Database or any other confidential information (as such term is used in the JV LLC Agreement) for any purpose, and Seller shall not direct, authorize or cause the Companies to use any such confidential information for the benefit of any Person other than the Companies. As of and after the Closing, if Seller determines that a copy of any such confidential information (or any portion thereof) resides on or has become integrated with the information technology systems of any of Seller or its Affiliates, Seller or its Affiliates shall promptly delete such copy (or portion thereof); provided that Purchaser shall reimburse Seller for any reasonable and documented, out-of-pocket costs and expenses incurred by Seller or its applicable Affiliate in connection with any such deletion. Seller acknowledges that neither it nor any of its Affiliates has any ownership or other rights in or relating to the Customer Database or any other confidential information described in this Section 5.9.

Section 5.10    Further Assurances and Actions. Subject to the terms and conditions herein, each party agrees to use, and Seller agrees to cause the JV Entity to use, prior to the Closing, their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws (including applicable Gaming Laws) to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, to fulfill all conditions precedent applicable to such party pursuant to this Agreement and to execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings, and take such other action as the other party may reasonably require, in order to effectively carry out the intent of this Agreement, subject in all respects to Section 5.2(b) and Section 5.7(d).

Section 5.11    Tax Matters.

(a)    Seller and Purchaser acknowledge and agree that (a) for purposes of Section 706 of the Code, the parties shall adopt the “calendar day convention” provided for in Treasury Regulations Section 1.706-4(c)(1)(i), (b) all items of income, gain, deduction, loss or credit of the Companies arising on the Closing Date shall be treated as “extraordinary items” under Treasury Regulations Section 1.706-4(e) and (c) to the extent any such items arise on the Closing Date after the Effective Time, such items shall be allocated to the parties in accordance with their interests in the Companies following the sale of the Purchased Interest; provided, that, all allocations with respect to items relating to Tax periods in which Seller was a member of the JV Entity shall be made in accordance with the terms and conditions of the JV LLC Agreement (as in effect immediately prior the Closing). Neither Seller nor Purchaser shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the foregoing principles; provided that in the event of a required departure from such principles, the parties shall make such adjustment to the Purchase Price as may be reasonably required in order to reflect the intended economic arrangement of the parties with respect to the Tax consequences otherwise arising out of such principles.

(b)    Except as otherwise provided in this Section 5.11, following the Closing, Purchaser shall have the sole right to control any audit or examination by any Tax authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Companies for all Tax periods; provided that (i) Purchaser shall provide written notice to Seller as soon as reasonably practicable following the initiation of any audit, examination or contest to the extent relating to Tax periods in which Seller was a member of the JV Entity, and (ii) notwithstanding anything to the contrary herein, Purchaser shall not take any of the following actions without the prior written consent of Seller (whether occurring prior to or after the Closing): (w) the amendment of any Tax Return which would result in any Tax liability to Seller, (x) the determination of whether any partnership adjustment to each member of the JV Entity shall be made through the application of the procedures established pursuant to Code Section 6225(c) or through an election and the furnishing of statements pursuant to Code Section 6226, (y) the determination of whether to make the election “out” of subchapter C, chapter 63 of the Code under Section 6221(b) of the Code if such an election is available, or (z) the determination of whether to make any other elections available under subchapter C, chapter 63 of the Code, in each case to the extent relating to Tax periods in which Seller was a member of the JV Entity.

(c)    All Tax-sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, none of the Companies shall be bound thereby or have any liability thereunder.

(d)    In the event of any conflict or overlap between the provisions of this Section 5.11 and Article VII, the provisions of this Section 5.11 shall control.

Section 5.12    Withdrawal of Seller as a Party to Company Agreements. Effective as of the Closing, Seller shall, and shall cause its Affiliates to, surrender all rights under and withdraw as a party from each of the Company Agreements (except to the extent of any indemnification or similar rights in favor of Seller or its Affiliates under such agreements as in effect on the date hereof), and at such time there shall be no further right, obligation or Liability of any Person thereunder to or in favor of Seller or its Affiliates (except to the extent of any indemnification or similar rights in favor of Seller or its Affiliates under the Company Agreements as in effect on the date hereof).

Section 5.13    Insurance Coverage. From the Closing until December 31, 2021, for so long as Seller or any of its Representatives shall have any obligations or Liabilities under any applicable Gaming Licenses or Liquor Licenses or otherwise in connection with serving as an officer or director of one or more of the Companies, Seller and such Representatives shall continue to be eligible for coverage under any directors & officers or other similar insurance policy of the JV Entity or any of its Subsidiaries to the same extent that Seller and its Representatives are eligible for such coverage as of the date of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS TO CLOSE

All obligations of Purchaser under this Agreement to consummate the Closing are subject to the fulfillment of each of the following conditions, any or all of which may be waived, to the extent legally permissible, in whole or in part by Purchaser, in its sole discretion:

Section 6.1    Performance and Accuracy of Representations. Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them. The Fundamental Representations of Seller (read without regard to any materiality qualifications, such as “material” or “material adverse effect”) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and all other representations and warranties of Seller set forth in Article III and Article IV (read without regard to any materiality qualifications, such as “material” or “material adverse effect”) shall be true and correct as of the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where such failure of any such representations and warranties (other than any of the Fundamental Representations) to be true and correct would not have and would not reasonably be expected, individually or in the aggregate, to (a) have a material adverse effect on its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby or (b) have a Company Material Adverse Effect. Notwithstanding anything to the contrary herein, in no event shall Seller be deemed to be in breach or default of or under this Agreement as a result of the failure of Seller’s representations or warranties set forth in Section 3.6 to be materially true and correct as of the Closing as a result of a fact, circumstance, occurrence, act or omission which (i) first arose or occurred after the Effective Date or (ii) was not within Seller’s Knowledge as of the Effective

Date, and in each case was not within Seller’s reasonable control; provided that, in the event any such fact, circumstance, occurrence, act or omission resulting in such failure of Seller’s representations or warranties set forth in Section 3.6 to be materially true and correct would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, it shall constitute a failure of the condition to Purchaser’s obligation to consummate the Closing set forth in this Section 6.1.

Section 6.2    Institution of Actions; Injunction. There shall not be in effect any injunction or restraining Order issued by a court of competent jurisdiction in an Action enjoining or otherwise restraining the consummation of the transactions contemplated by any of the Transaction Documents. No Law shall have been enacted, promulgated or enforced by any Governmental Body which prohibits the purchase and sale of the Purchased Interest, free and clear of any Liens (other than Liens arising under the JV LLC Agreement or securities Laws generally, including, but not limited to, the Securities Act).

Section 6.3    Gaming Approvals. All Gaming Approvals shall have been duly obtained and shall be in full force and effect.

Section 6.4    Deliveries by Seller. Seller shall have delivered to Purchaser the deliveries set forth in Section 2.5(a).

Section 6.5    Termination of Agreements. Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that each of the agreements required to be terminated pursuant to Section 5.11(c) have been terminated. Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that Seller and each of its Affiliates has surrendered all rights under and withdrawn as a party from each of the Company Agreements in accordance with Section 5.12.

ARTICLE VII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS TO CLOSE

All obligations of Seller under this Agreement to consummate the Closing are subject to the fulfillment of each of the following conditions, any or all of which may be waived, to the extent legally permissible, in whole or in part by Seller, in its sole discretion:

Section 7.1    Performance and Accuracy of Representations. Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it, and Purchaser’s representations and warranties set forth in Section 4.1 and Section 4.2 (read without regard to any materiality qualifications, such as “material” or “material adverse effect”) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and all other representations and warranties of Purchaser set forth in Article IV (read without regard to any materiality qualifications, such as “material” or “material adverse effect”) shall be true and correct as of the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where such failures of any such representations and warranties (other than any of Section 4.1 or Section 4.2) to be true and correct would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to perform its obligations hereunder and under the Transaction Documents and to consummate the transactions contemplated hereby and thereby.

Section 7.2    Institution of Actions; Injunction. There shall not be in effect any injunction or restraining Order issued by a court of competent jurisdiction in an Action enjoining or otherwise restraining the consummation of the transactions contemplated by any of the Transaction Documents. No Law shall have been enacted, promulgated or enforced by any Governmental Body which prohibits the purchase and sale of the Purchased Interest, free and clear of any Liens (other than Liens arising under the JV LLC Agreement or securities Laws generally, including, but not limited to, the Securities Act).

Section 7.3    Deliveries by Purchaser. Purchaser shall have delivered to Seller the deliveries set forth in Section 2.5(b).

Section 7.4    Gaming Approvals. All Gaming Approvals shall have been obtained and shall be in full force and effect.

ARTICLE VIII

INDEMNIFICATION

Section 8.1    Survival and Waiver of Indemnification and Exculpation Rights. If the Closing occurs, (i) all indemnifications, representations, and warranties made herein by the parties and (ii) the covenants and obligations to be performed pursuant to the terms hereof which expressly survive the Closing Date, in each case, shall survive the Closing Date; provided that except as set forth in the following provisos, the representations and warranties made herein by the parties and, subject to the final sentence of this Section 8.1, the related indemnification rights, shall terminate on the date that is eighteen (18) months after the Closing Date; provided, further, that the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization; Execution and Delivery; Enforceability), Section 3.5 (Title to Purchased Interest) and Section 3.7 (Brokers) and the related indemnification rights shall survive the Closing indefinitely (the sections referenced in this proviso being referred to herein as the “Fundamental Representations”); provided, further, that other than to the extent expressly limited pursuant to this Article VIII, all indemnification obligations set forth in this Agreement shall remain operative and in full force and effect until the date that is sixty (60) days after the expiration of the applicable statute of limitations. Notwithstanding the foregoing, if notice of any matter setting forth in reasonable detail a claim for indemnification in respect of any inaccuracy in or breach of any representation, warranty, covenant or obligation, is given, in good faith, to Purchaser or Seller, as the case may be, in writing pursuant to this Agreement prior to the end of the survival period for such representation, warranty, covenant or obligation specified in the preceding sentence, any such representation, warranty, covenant or obligation, and the related indemnification rights, that would otherwise terminate at the end of such survival period shall instead be deemed to survive (solely with respect to such matter) until such matter is resolved.

Section 8.2    Indemnification by Seller. If the Closing occurs, Seller shall indemnify, defend, reimburse, and hold harmless any Purchaser Group Member from and against any and all Damages suffered or incurred by such Purchaser Group Member in connection with, arising out of, or attributable to:

(a)    any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or any certificate delivered by Seller in connection with this Agreement, as of the Effective Date or as of the Closing Date as if such representation or warranty were made on and as of the Closing Date (or, in the case of any representation or warranty that by its express terms is made solely as of a specified earlier date, as of such earlier date); or

(b)    a breach of or failure to perform any covenant, obligation or agreement in this Agreement made or to be performed by Seller which expressly survives the Closing.

Section 8.3    Indemnification by Purchaser.

(a)    If the Closing occurs, Purchaser shall, indemnify, defend, reimburse, and hold harmless any Seller Group Member from and against any and all Damages suffered or incurred by such Seller Group Member in connection with, arising out of, or attributable to (i) any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or any certificate delivered by Purchaser in connection with this Agreement, as of the Effective Date or as of the Closing Date as if such representation or warranty were made on and as of the Closing Date (or, in the case of any representation or warranty that by its express terms is made solely as of a specified earlier date, as of such earlier date), or (ii) a breach of or failure to perform any covenant, obligation or agreement in this Agreement made or to be performed by Purchaser which expressly survives the Closing.

(b)    From and after the Closing, except to the extent arising out of, or attributable to (i) a matter with respect to which Seller has indemnified Purchaser pursuant to Section 8.2 or (ii) any breach of this Agreement by Seller, Purchaser shall indemnify, defend, reimburse and hold harmless any Seller Group Member from and against any and all Actions or Damages arising or accruing prior to the Closing (other than to the extent arising out of a Seller Group Member’s bad faith, gross negligence or willful misconduct) arising out of, related to, or incurred in connection with the Purchased Interest or the development, construction, demolition, ownership, operation, business, affairs, management or financial condition of any of the Companies or the CityCenter Development, including without limitation (x) any Actions arising under or relating to the JV LLC Agreement, any Ancillary Agreement (as defined in the JV LLC Agreement) or any Company Agreement, (y) any Actions arising in connection with any Gaming Licenses or Liquor Licenses to which Seller or any of its Representatives has been a party and (z) any Actions by hotel guests, invitees or visitors arising out of the development, construction, ownership or operation of the CityCenter Development.

(c)    From and after the Closing, except to the extent arising out of, or attributable to (i) a matter with respect to which Seller has indemnified Purchaser pursuant to Section 8.2 or (ii) any breach of this Agreement by Seller, Purchaser shall indemnify, defend, reimburse and hold harmless any Seller Group Member from and against any and all Actions or Damages arising or accruing, and relating to events or omissions occurring, from and after the Closing arising out of, related to, or incurred in connection with the Purchased Interest or the development, construction, demolition, ownership, operation, business, affairs, management or financial condition of any of the Companies or the CityCenter Development, including without limitation (x) any Actions arising under or relating to the JV LLC Agreement, any Ancillary Agreement (as defined in the JV LLC Agreement) or any Company Agreement, (y) any Actions arising in connection with any Gaming Licenses or Liquor Licenses to which Seller or any of its Representatives has been a party and (z) any Actions by hotel guests, invitees or visitors arising out of the development, construction, ownership or operation of the CityCenter Development.

Section 8.4    Limitations on Indemnification.

(a)    The aggregate amount of all Damages for which the Purchaser Group Members shall be entitled to be indemnified and held harmless pursuant to Section 8.2(a) (and Seller’s aggregate liability for any Liabilities under this Agreement) shall not exceed an amount equal to the Closing Payment; provided that, notwithstanding the foregoing, the aggregate amount of all Damages for which the Purchaser Group Members shall be entitled to be indemnified and held harmless pursuant to Section 8.2(a) (and Seller’s aggregate liability for any Liabilities) with respect to a breach, inaccuracy or falsity of Seller’s representation and warranty in Section 3.6 shall not exceed an amount equal to $106,250,000 (the “Cap”). Seller shall not be liable under this Article VIII for any Liabilities based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if such inaccuracy or breach was within Purchaser’s Knowledge prior to the Closing.

(b)    The aggregate amount of all Damages for which the Seller Group Members shall be entitled to be indemnified and held harmless pursuant to Section 8.3(a) and Section 8.3(b), in the aggregate (other than to the extent arising out of a Purchaser Group Member’s bad faith, gross negligence or willful misconduct), shall not exceed the Closing Payment; provided that, notwithstanding anything to the contrary herein, the aggregate amount of all Damages for which the Seller Group Members shall be entitled to be indemnified and held harmless pursuant to Section 8.3(c) (and Purchaser’s aggregate liability for any Liabilities) shall not be subject to any cap or limitation.

(c)    The parties acknowledge and agree that from and after the Closing, the indemnification provisions contained in Section 8.2 and Section 8.3 shall be the sole and exclusive remedy for Damages arising out of or caused by any inaccuracy in or breach of any of the representations or warranties or the breach of or failure to perform any of the covenants or agreements of the parties contained in this Agreement (except for any remedies that may be available under the other Transaction Documents) or, without duplication of the remedies available under this Agreement or otherwise relating to the subject matter of this Agreement.

(d)    In calculating the amount of any Damages payable to an Indemnitee hereunder, the amount of the Damages shall not be duplicative of any other Damages for which an indemnification payment has been made under this Agreement.

(e)    The waiver of any condition based on the accuracy of any representation or warranty set forth in this Agreement, or on the performance of or compliance with any covenant, obligation or agreement set forth in this Agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants, obligations and agreements.

(f)    In determining whether any breach has occurred and Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any “materiality”, “in all material respects”, “material adverse effect” or other similar standard or qualification contained in such representation or warranty shall be disregarded for purposes of calculating the amount of any Damages.

Section 8.5    Tax Treatment of Indemnity Payments. All indemnification payments under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes, except as required by applicable Law.

Section 8.6    Notice and Payment of Claims.

(a)    Any Purchaser Group Member or Seller Group Member seeking indemnification hereunder (each, an “Indemnitee”) for any matter (whether or not involving a Third-Party Claim) shall, prior to the end of the survival period of the applicable representation, warranty, covenant or obligation, as provided in the first sentence of Section 8.1, give to the party obligated to provide indemnification to such Indemnitee (each, an “Indemnitor”) a notice (each, a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. Any Claim Notice shall be given by the Indemnitee to the Indemnitor promptly after the Indemnitee becomes aware of the claim; provided that, so long as such notice is delivered prior to the end of the survival period, if any, for the applicable representation, warranty, covenant or obligation, as provided in the first sentence of Section 8.1, the Indemnitee shall not be foreclosed from seeking indemnification pursuant to this Article VIII by any failure to provide timely notice of the existence of an claim to the Indemnitor except and only to the extent that the Indemnitor has been materially damaged or prejudiced as a result of such delay.

(b)    With respect to any claim for indemnification for any matter (whether or not involving a Third Party Claim), the Indemnitor shall, upon the presentation of invoices or other documentation evidencing any indemnifiable amounts, promptly reimburse the Indemnitee for all Damages reflected therein in connection with any such claim.

Section 8.7    Third Party Claims.

(a)    Except as specifically provided for in this Section 8.7, an Indemnitee shall be entitled to conduct and control the defense of any claim brought or initiated by any Person who is not a party to this Agreement for which such Indemnitee is seeking indemnification pursuant to this Article VIII (each, a “Third Party Claim”). The Indemnitee shall permit the Indemnitor to participate in the defense of such Third Party Claim through counsel chosen by the Indemnitor, but the fees and expenses of such counsel shall be borne by the Indemnitor.

(b)    Subject to the terms and conditions set forth in this Section 8.7, the Indemnitor may elect to conduct and control the defense of any Third Party Claim. The Indemnitor shall have twenty (20) Business Days after receipt of a Claim Notice to notify the Indemnitee that it is electing to conduct and control the defense of such Third Party Claim. If the Indemnitor does not give the foregoing notice, the Indemnitee shall have the right to conduct and control the defense of the Third Party Claim in the same manner and on the same basis as set forth in Section 8.7(a) (without prejudice to the Indemnitee’s right to seek indemnification pursuant to this Article VIII). If the Indemnitor gives the foregoing notice:

(i)    the Indemnitor shall have the right, at its sole expense, to conduct and control the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnitee, and the Indemnitee shall reasonably cooperate with the Indemnitor in connection therewith and make reasonably available to the Indemnitor all pertinent witnesses, records, materials and information in the Indemnitee’s direct or indirect possession or under the Indemnitee’s control relating thereto as is reasonably required by the Indemnitor;

(ii)    the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement of such Third Party Claim through counsel chosen by the Indemnitee, and the fees and expenses of such counsel shall be borne by the Indemnitee;

(iii)    the Indemnitor shall not compromise or settle any such Third Party Claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed); and

(iv)    if the Indemnitor does not, in the reasonable judgment of the Indemnitee, diligently conduct the defense of such Third Party Claim, the Indemnitee may elect to re-assume the conduct and control of the defense of such Third Party Claim at the Indemnitor’s sole cost and expense; provided that the Indemnitee shall not compromise or settle any such Third Party Claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed).

(c)    Notwithstanding the foregoing, if the Indemnitor is Seller, the Indemnitor shall have no right to conduct and control the defense of any Third Party Claim that (i) seeks an injunction or other equitable relief against the Indemnitee, (ii) involves criminal allegations against a Purchaser Group Member, (iii) involves monetary liability exceeding the Cap, or (iv) would reasonably be expected to materially and adversely affect the business or reputation of Purchaser or the JV Entity. In any Third Party Claim described in the foregoing sentence, the Indemnitee shall conduct and control the defense of such Third Party Claim in the same manner and on the same basis as set forth in Section 8.7(a) (without prejudice to the Indemnitee’s right to seek indemnification pursuant to this Article VIII).

(d)    The parties shall act in good faith and reasonably cooperate with each other in responding to, defending against, settling or otherwise dealing with all Third Party Claims for which indemnification is sought, notwithstanding any dispute as to Liability under this Article VIII.

Section 8.8    Effect of Insurance; Other Recoveries; Mitigation. The Indemnitee will, and will cause its Affiliates to, use reasonable efforts to mitigate any Damages for which such Indemnitee seeks indemnification under this Agreement, but shall not be obligated to incur any material expense in connection therewith. The amount of any Damages for which indemnification is available under this Article VIII will be reduced only by (a) any amounts that are actually recovered by the Indemnitee or any of its Affiliates from any third party, and (b) any insurance proceeds or other cash receipts or source of reimbursement that are actually received by the Indemnitee or any of its Affiliates, in each case, less (so that the Indemnitee shall be made whole for) any Damages suffered by the Indemnitee in procuring such recovery or undertaking such mitigation, which offsetting Damages shall include the costs, if any, resulting from premium adjustments with respect to such insurance policy; provided that the Indemnitee shall not be obligated to pursue insurance proceeds or recoveries prior to receiving all amounts due from the Indemnitor; provided, further, that, in the event the Indemnitor makes a payment to the Indemnitee for an amount which is subsequently recovered by the Indemnitee through insurance proceeds, the Indemnitee shall promptly reimburse the Indemnitor to the extent of the same. In the event that an Indemnitor indemnifies an Indemnitee on any claim hereunder, the Indemnitor shall be subrogated to all rights that the Indemnitee may have against any third party with respect to the subject matter of such indemnification, and, if the Indemnitee is not pursuing such claim, the Indemnitee will assign to the Indemnitor, to the fullest extent allowable, its rights and causes of action with respect to such claim, or in the event that assignment is not permissible, the Indemnitor will be allowed, at its option and in its sole discretion, to pursue such claim in the name of the Indemnitee or its Affiliate, at the Indemnitor’s expense. If an Indemnitee receives any payment from an Indemnitor in respect of Damages and the Indemnitee could have recovered all or a part of such Damages from a third party based on the underlying claim or demand asserted against such Indemnitor, then such Indemnitee will transfer such of its rights to proceed against such third party as are necessary to permit such Indemnitor to seek recovery from such third party of the amount of such payment (or the recoverable portion thereof).

ARTICLE IX

TERMINATION

Section 9.1    Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Purchaser and Seller;

(b)    by either Seller or Purchaser upon written notice to the other party if a Governmental Body shall have issued an Order or finally adjudicated any Action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, which Order or adjudication is final and nonappealable; provided that Purchaser shall not have the right to exercise the right to terminate this Agreement pursuant to this Section 9.1(b) if such Order or Action which has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement is caused by, or results from, the acts or omissions of Purchaser or its Affiliates;

(c)    by Purchaser, upon written notice to Seller, if there has been an inaccuracy in or breach of any representation or warranty made by Seller or a breach of or failure to perform any covenant or agreement made or to be performed by Seller contained in this Agreement, which, in either case, if not cured on or prior to the Closing Date, would result in the failure of any of the conditions set forth in Article VI to be fulfilled or satisfied; provided that notice of such non-fulfillment, inaccuracy, breach, or failure to perform shall have been given to Seller, and such non-fulfillment, inaccuracy, breach, or failure to perform shall not have been cured within twenty (20) Business Days of receipt of such notice; provided, further, that to terminate this Agreement pursuant to this Section 9.1(c), Purchaser must not be in violation or breach in a material respect of any representation, warranty, covenant or agreement contained in this Agreement;

(d)    by either Seller or Purchaser, upon written notice to the other party, if the Closing shall not have occurred by 11:59 p.m. Eastern Time on September 30, 2021 (as it may be extended pursuant to this Section 9.1(d), the “Outside Date”); provided that Purchaser shall be permitted by written notice to Seller to extend the Outside Date for one (1) period of thirty (30) days if, on the then applicable Outside Date:

(i)    any of the Gaming Approvals required in Section 6.3 or Section 7.4 for the closing of the transactions contemplated by this Agreement has not been obtained by such date;

(ii)    none of the Gaming Authorities has affirmatively determined that any of the Gaming Approvals will not be granted, and no Gaming Authority has issued any Order or finally adjudicated any Action, in any case, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, which Order or adjudication is final and nonappealable; and

(iii)    Purchaser is not in violation or breach of any representation, warranty, covenant or agreement contained in this Agreement in any material respect;

provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any party whose delay, nonperformance or breach of a representation, warranty, covenant, obligation or agreement made under this Agreement by such party results in the failure of any condition set forth in Article VI or Article VII to be fulfilled or satisfied on or before such date;

(e)    by Seller, upon written notice to Purchaser, if there has been an inaccuracy in or breach of any representation or warranty made by Purchaser or a breach of or failure to perform any covenant or agreement made or to be performed by Purchaser contained in this Agreement, which, in either case, if not cured on or prior to the Closing Date, would result in the failure of any of the conditions set forth in Article VII to be fulfilled or satisfied; provided that notice of such non-fulfillment, inaccuracy, breach, or failure to perform shall have been given to Purchaser, and such non-fulfillment, inaccuracy, breach, or failure to perform shall not have been cured within twenty (20) Business Days of receipt of such notice; provided, further, that to terminate this Agreement pursuant to this Section 9.1(e), Seller must not be in violation or breach in a material respect of any representation, warranty, covenant or agreement contained in this Agreement; and

(f)    by either Seller or Purchaser upon written notice to the other party if any Gaming Authority shall have affirmatively determined that any of the Gaming Approvals will not be granted; provided that no party shall have the right to terminate the Agreement pursuant to this Section 9.1(f) if such party’s nonperformance, delay or violation or breach of any representation, warranty, covenant or agreement made under this Agreement by such party results in such Gaming Authority determination that Gaming Approvals will not be granted.

Section 9.2    Effect of Termination. In the event of a termination of this Agreement, all further obligations of the parties under this Agreement, except for the obligations under Section 5.2(b), this Section 9.2, Section 9.3 or Article X, shall terminate and, except as set forth in Section 5.2(b), this Section 9.2, Section 9.3 or Article X, no party shall have any right under this Agreement against any other party; provided that, except as provided in Section 9.3(b), termination under Section 9.1 shall not relieve any party of liability for any failure to perform or comply with this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto and shall not affect the rights and obligations of the parties under the other Transaction Documents.

Section 9.3    Reverse Termination Fee.

(a)    If this Agreement is terminated (i) by Seller or Purchaser pursuant to Section 9.1(d) if at such time (y) Seller had the right to terminate this Agreement pursuant to Section 9.1(e) or (z) the Gaming Approvals had not then been obtained for any reason other than as a direct result of Seller’s breach of this Agreement, (ii) by Seller pursuant to Section 9.1(e) or (iii) by Seller or Purchaser pursuant to Section 9.1(f) (other than if such Gaming Approvals are unable to be obtained as a direct result of Seller’s breach of this Agreement), the parties agree that Seller shall have suffered a loss and value to the Purchased Interest of an incalculable nature and amount, unrecoverable at law, and Purchaser shall pay to Seller the Reverse Termination Fee, it being understood that in no event shall Purchaser be required to pay the Reverse Termination Fee on more than one occasion. The Reverse Termination Fee shall be payable in immediately available funds by wire transfer no later than five (5) Business Days after such termination.

(b)    Notwithstanding anything to the contrary in this Agreement, Seller’s right to receive payment of the Reverse Termination Fee pursuant to this Section 9.3 shall be the sole and exclusive remedy of Seller or any of its Affiliates against Purchaser or any of its Affiliates or any of their respective stockholders, partners, members or representatives for any and all Damages that may be suffered based upon, resulting from, arising out of or relating to the circumstances giving rise to such termination, the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Reverse Termination Fee in accordance with this Section 9.3, none of Purchaser or any of its Affiliates or any of their respective stockholders, partners, members or representatives shall have any further Liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE REVERSE TERMINATION FEE CONSTITUTES LIQUIDATED DAMAGES, AND NOT A PENALTY, AND THE PAYMENT OF THE REVERSE TERMINATION FEE IN THE CIRCUMSTANCES SPECIFIED HEREIN IS SUPPORTED BY DUE AND

SUFFICIENT CONSIDERATION. While Seller may pursue both a grant of specific performance in accordance with Section 10.18 and the payment of the Reverse Termination Fee under this Section 9.3, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Reverse Termination Fee.

ARTICLE X

MISCELLANEOUS

Section 10.1    Notices and Addresses. Any notice, demand, requests or other communication under this Agreement shall be in writing and will be given or made by delivery in person, by courier service, by e-mail, or by registered or certified mail (postage prepaid, return receipt requested). Notices shall be deemed to have been duly given on the date of service, if personally served, upon transmittal, if given by e-mail, and on the Business Day after notice is sent by registered or certified mail or delivered to a courier if sent by a nationally recognized, overnight courier (with tracking capability). All notices shall be addressed as follows:

If to Seller:

Infinity World Development Corp

c/o Dubai World

Nakheel Sales Centre

Building 1, Level 1

P.O. Box 17000

Al Sufouh, Dubai

United Arab Emirates

Attention: Soren Nielsen

E-mail: soren.nielsen@dubaiworld.ae

With a copy (which will not constitute notice) to:

Paul Hastings LLP

515 S. Flower Street, 25th Floor

Los Angeles, California 90071

Attention: Rick S. Kirkbride, Esq.

E-mail: rickkirkbride@paulhastings.com

If to Purchaser or Parent:

MGM CC Holdings, Inc.

c/o MGM Resorts International

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: General Counsel

With copies (which will not constitute notice) to:

MGM Resorts International

Attention: Legal Notices

E-mail: legalnotices@mgmresorts.com

and:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Michael J. Aiello
Sachin Kohli
E-mail:	michael.aiello@weil.com
sachin.kohli@weil.com

Section 10.2    Entire Agreement. This Agreement and the exhibits, schedules and appendices to this Agreement and the other Transaction Documents contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein.

Section 10.3    No Amendment to JV LLC Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall amend or modify the JV LLC Agreement or Seller’s, Purchaser’s and Purchaser JV Member’s respective rights and obligations thereunder, which shall continue in full force and effect unless and until the Closing occurs.

Section 10.4    Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided that this Agreement may be assigned by Purchaser to any of its Affiliates, but only if such assignment does not and would not reasonably be expected to make the satisfaction or performance of any term or condition of this Agreement more difficult or less likely and Purchaser remains liable for all of its obligations hereunder; provided, further, that unless otherwise agreed upon by the other party in writing, the assigning party shall remain jointly and severally liable with the assignee for its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 10.5    Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement that may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the unanimous written consent of the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action with respect to any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default by such other party.

Section 10.6    Confidentiality; Publicity. The parties acknowledge that they continue to be bound by the confidentiality provisions set forth in Section 8.1 of the JV LLC Agreement with respect to the information governed thereby; provided that Purchaser and its Affiliates and Representatives may share confidential information related to the Companies, this Agreement and the transactions contemplated hereby with potential purchasers of certain real property of the Companies so long as such potential purchasers execute a customary confidentiality agreement with the JV Entity covering such information. Notwithstanding the foregoing, in the event that any such information is required to be disclosed by securities or other applicable Law or if the disclosing party receives a request to disclose all or any part of such information under the terms of a valid and effective subpoena or final, non-appealable Order issued by a court of competent jurisdiction or a Governmental Body, the disclosing party may comply with such requirement of Law and, in connection therewith, agrees (a) to promptly notify the other party of the existence, terms and circumstances surrounding such disclosure requirement or request, (b) to consult with the other party and, at its own expense, cooperate with the other party to take legally available steps to resist or narrow such disclosure or request and (c) if disclosure of such information is required, to exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment shall be accorded to such portion of the disclosed information which the other party so designates.

Section 10.7    Books and Records. From and after the Closing, Purchaser shall, and shall cause Purchaser Group Members (and after the Closing the JV Entity and the other Companies) to, and Seller shall, and shall cause Seller Group Members to, provide the other party with such information as may be reasonably requested for all periods prior to and after the Closing Date to enable Seller or Purchaser, as applicable, to prepare Tax Returns and financial and other reports with respect to the Companies. For the avoidance of doubt, Purchaser shall provide to Seller, as promptly as practicable but in any event no later than one hundred eighty (180) days after the end of the taxable year in which the Closing occurs, all information necessary for the preparation of Seller’s U.S. federal and state income tax returns, including a statement showing Seller’s share of income, gains, losses, deductions and credits for such year for U.S. federal and state income tax purposes and the amount of any distributions made to or for the account of Seller pursuant to the JV LLC Agreement. Each of Purchaser Group Members and Seller Group Members agrees to retain books and records relevant to the Companies for all periods prior to the Closing Date for at least five (5) years after the Closing Date. From and after the Closing, Seller and its Representatives shall have the right, upon prior written notice during normal business hours, to inspect the books and records of the Companies for the time period prior to the Closing (or which otherwise relate to taxable periods which include time periods prior to the Closing).

Section 10.8    No Third Party Beneficiary. Except as set forth in Article VIII, Section 10.20 and Section 10.23, in each case which are intended to benefit, and to be enforceable by, the Persons specified therein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

Section 10.9    Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, such provision shall be interpreted so as to comply with the applicable ruling of such court and such holding shall in no way affect, invalidate, or render unenforceable any other provision hereof.

Section 10.10    Expenses. Purchaser agrees to pay, without right of reimbursement from any other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith. Except as otherwise provided in this Agreement, Seller agrees to pay, without right of reimbursement from any other party, the costs incurred by them incident to the performance of their obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants, consultants and advisors engaged by any such parties in connection herewith. Any amounts to which any party claims to be entitled from any other party under this Agreement may be offset against any amounts in whatever form otherwise payable under this Agreement by the second party to the first party.

Section 10.11    Post-Closing Assistance and Cooperation. In connection with the transactions contemplated by this Agreement, and after the Closing Date, each of Seller and Purchaser shall (and shall cause their respective Affiliates to) use their respective commercially reasonable efforts to establish an exemption from (or otherwise reduce) any Transfer Taxes, and shall timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes.

Section 10.12    Transfer Taxes. Notwithstanding anything contained in this Agreement to the contrary, all documentary, sales, use, registration, value added, transfer (including real property transfer), stamp, registration and similar Taxes, fees and costs incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne one hundred percent (100%) by Purchaser. Purchaser shall take all reasonable actions to minimize the Transfer Taxes that will be payable in connection with the transactions contemplated hereby. Purchaser shall pay or cause to be paid all required Transfer Taxes to the relevant Tax authority and shall file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, Seller will join in the execution of such Tax Returns and other documentation.

Section 10.13    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 10.14    Counterparts. This Agreement may be executed in any number of counterparts, including by electronic signature, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 10.15    Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a)    This Agreement and all matters arising hereunder or in connection herewith shall be governed by, and construed in accordance with, the Laws of the state of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware.

(b)    Each party hereby agrees that any Action or proceeding (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other Law) that it commences or pursues against any other party arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the state of Delaware and the appropriate appellate courts therefrom, and in no other court; provided that in the event any such court determines that it lacks subject matter jurisdiction over any action or proceeding, such action or proceeding shall be heard and determined exclusively in another state or federal court sitting in the state of Delaware and the appropriate appellate courts therefrom. Each party expressly agrees and acknowledges (i) that all courts sitting in the state of Delaware are an appropriate and convenient forum for resolution of any and all Actions or proceedings arising out of or relating to this Agreement, (ii) that it shall not suffer any undue hardship or inconvenience if required to litigate in such court and (iii) that any such court is fully competent and legally capable of adjudicating any such Actions or proceedings. Each party further represents that it has agreed to the jurisdiction of such courts in respect of any Action or proceeding arising out of or relating to this Agreement after being fully and adequately advised by legal counsel of its own choice concerning the procedures and Laws applied in such courts and has not relied on any representation by any other party or any of its Affiliates, Representatives or advisors as to the content, scope or effect of such procedures or Law, and shall not contend otherwise in any proceeding in any court of any jurisdiction.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15(c).

Section 10.16    Headings; Interpretation. (a) Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b)    The schedules, exhibits and appendices referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

(c)    The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a schedule is or is not material for purposes of this Agreement.

(d)    Whenever the context of this Agreement requires, words used in the singular shall be construed to include the plural and vice versa, and pronouns of whatsoever gender shall be deemed to include and designate the masculine, feminine, or neuter gender.

(e)    Unless the context otherwise expressly requires, the words “include”, “includes” and “including” shall be deemed to be immediately followed by the words “without limitation”; and the terms “hereof,” “herein,” “hereto,” “herewith”, “hereunder”, “hereby” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular term or provision of this Agreement, unless otherwise specified.

(f)    The word “or” shall not be deemed to be exclusive.

(g)    References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder.

(h)    “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(j)    Any reference in this Agreement to $ shall mean U.S. dollars.

Section 10.17    Further Assurances. From time to time, following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser such other instruments of conveyance and transfer as Purchaser may reasonably request to more effectively convey and transfer to, and vest in, Purchaser and to put Purchaser in possession of, any part of the Purchased Interest. From time to time following the Closing, Purchaser shall execute and deliver, or cause to be executed and delivered, to Seller such other instruments and documents as Seller may reasonably request to more effectively consummate the transactions contemplated hereby.

Section 10.18    Specific Performance. The parties hereby agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the parties shall be entitled to enforce specifically the terms and provisions of this Agreement (together with the right to seek an injunction or injunctions to prevent further breaches or threatened breaches of this Agreement specifically in connection with such party bringing any Action for specific performance) exclusively in the courts authorized under Section 10.15 to adjudicate disputes arising under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each party hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave, as a defense, counterclaim or otherwise, in any action or proceeding involving this Agreement, any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy. Any requirements for the securing or posting of any bond with such remedy are waived. Without limiting the generality of the foregoing, the parties agree that (a) Seller shall be entitled to specific performance against Purchaser, (i) of Purchaser’s obligations to consummate the transactions contemplated by this Agreement and to conduct the Closing upon the satisfaction or waiver of the conditions set forth in Article VII, and (ii) to enforce and to prevent any breach by Purchaser of its covenants under this Agreement, in each case so long as the Action seeking specific performance is commenced no more than forty five (45) days after the then-scheduled Closing Date, and (b) Purchaser shall be entitled to specific performance against Seller (i) of Seller’s obligation to consummate the transactions contemplated by this Agreement and to conduct the Closing upon the satisfaction or waiver of the conditions set forth in Article VIII, and (ii) to enforce and to prevent any breach by Seller of its covenants under this Agreement, in each case so long as the Action seeking specific performance is commenced no more than forty five (45) days after the then-scheduled Closing Date; provided that, subject to Article IX, nothing herein shall affect the right of any of the parties to seek recovery against any party at law, in equity or otherwise, with respect to any covenants, agreements or obligations to be performed by such party or parties; provided, further, that under no circumstances shall Purchaser be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages.

Section 10.19    Disclosures. All disclosures set forth in the Seller Disclosure Letter will be numbered to correspond to the applicable sections to which such disclosure refers (regardless of the presence or absence of any specific reference to the Seller Disclosure Letter in this Agreement); provided that any disclosure set forth in any section of the Seller Disclosure Letter will be deemed to be disclosed against any representation or warranty of Seller or Purchaser contained in another section of this Agreement, as applicable, to the extent that (a) the relevance of such disclosure to such other representation or warranty is reasonably apparent on the face of such disclosure or (b) the applicable disclosure includes a section reference to such other representation or warranty.

Section 10.20    RELEASES. (a) AS OF THE CLOSING, SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES (INCLUDING THE COMPANIES) AND THEIR RESPECTIVE REPRESENTATIVES (COLLECTIVELY, THE “SELLER RELEASORS”) HEREBY IRREVOCABLY, UNCONDITIONALLY AND COMPLETELY RELEASES AND FOREVER DISCHARGES PURCHASER JV MEMBER, THE JV ENTITY AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES (THE “COMPANY RELEASEES”) FROM, AND HEREBY IRREVOCABLY, UNCONDITIONALLY AND COMPLETELY WAIVES AND

RELINQUISHES, ANY AND ALL CLAIMS, DEMANDS, ACTIONS, LIABILITIES, DAMAGES, LOSSES, REIMBURSEMENTS, REMEDIES AND CAUSES OF ACTION OF WHATEVER KIND, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, DIRECT OR DERIVATIVE, ACTUAL OR CONTINGENT (EACH, A “CLAIM” OR, COLLECTIVELY, “CLAIMS”), THAT ANY OF THE SELLER RELEASORS MAY HAVE HAD IN THE PAST, MAY NOW HAVE OR MAY HAVE IN THE FUTURE AGAINST ANY OF THE COMPANY RELEASEES, IN EACH CASE BY REASON OF ANY AND ALL ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR FACTS EXISTING OR OCCURRING THROUGH THE CLOSING DATE THAT, DIRECTLY OR INDIRECTLY, ARISE OUT OF, RELATE TO, ARE CONNECTED WITH, OCCASIONED BY, INVOLVE ANY INFORMATION OBTAINED IN CONNECTION WITH OR AS A RESULT OF, OR HAVE ANY NEXUS OF ANY NATURE WHATSOEVER WITH, THE OWNERSHIP OF THE PURCHASED INTEREST OR THE DEVELOPMENT, CONSTRUCTION, DEMOLITION, OWNERSHIP, OPERATION, BUSINESS, AFFAIRS, MANAGEMENT OR FINANCIAL CONDITION OF ANY OF THE COMPANIES OR THE CITYCENTER DEVELOPMENT, INCLUDING WITHOUT LIMITATION ANY CLAIMS ARISING UNDER OR RELATING TO THE JV LLC AGREEMENT, ANY ANCILLARY AGREEMENT (AS DEFINED IN THE JV LLC AGREEMENT) OR ANY COMPANY AGREEMENT; PROVIDED THAT THE SELLER RELEASORS SHALL NOT BE DEEMED TO HAVE RELEASED OR DISCHARGED THE COMPANY RELEASEES WITH RESPECT TO ANY AND ALL CLAIMS (I) FOR BREACH OF THE TERMS OF THIS AGREEMENT BY PURCHASER OR (II) FOR WHICH PURCHASER IS OBLIGATED TO INDEMNIFY ANY OF THE SELLER RELEASORS PURSUANT TO SECTION 8.3(B).

(b)    AS OF THE CLOSING, PURCHASER, ON BEHALF OF ITSELF, THE JV ENTITY AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES (THE “COMPANY RELEASORS”) HEREBY IRREVOCABLY, UNCONDITIONALLY AND COMPLETELY RELEASES AND FOREVER DISCHARGES SELLER AND ITS AFFILIATES AND REPRESENTATIVES (THE “SELLER RELEASEES”) FROM, AND HEREBY IRREVOCABLY, UNCONDITIONALLY AND COMPLETELY WAIVES AND RELINQUISHES ANY AND ALL CLAIMS THAT ANY OF THE COMPANY RELEASORS MAY HAVE HAD IN THE PAST, MAY NOW HAVE OR MAY HAVE IN THE FUTURE AGAINST A SELLER RELEASEE, IN EACH CASE BY REASON OF ANY AND ALL ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR FACTS EXISTING OR OCCURRING THROUGH THE CLOSING DATE THAT, DIRECTLY OR INDIRECTLY, ARISE OUT OF, RELATE TO, ARE CONNECTED WITH, OCCASIONED BY, INVOLVE ANY INFORMATION OBTAINED IN CONNECTION WITH OR AS A RESULT OF, OR HAVE ANY NEXUS OF ANY NATURE WHATSOEVER WITH, THE OWNERSHIP OF THE PURCHASED INTEREST OR THE DEVELOPMENT, CONSTRUCTION, DEMOLITION, OWNERSHIP, OPERATION, BUSINESS, AFFAIRS, MANAGEMENT OR FINANCIAL CONDITION OF ANY OF THE COMPANIES OR THE CITYCENTER DEVELOPMENT, INCLUDING WITHOUT LIMITATION ANY CLAIMS ARISING UNDER OR RELATING TO THE JV LLC AGREEMENT, ANY ANCILLARY AGREEMENT (AS DEFINED IN THE JV LLC AGREEMENT) OR ANY COMPANY AGREEMENT, EXCEPT FOR CLAIMS OF PURCHASER FOR BREACH OF THE TERMS OF THIS AGREEMENT BY SELLER.

(c)    EACH OF SELLER AND PURCHASER HEREBY ACKNOWLEDGES THAT IT HAS CONSIDERED THE POSSIBILITY THAT IT MAY NOT NOW KNOW THE NATURE OR VALUE OF THE CLAIMS WHICH ARE GENERALLY RELEASED PURSUANT TO THIS SECTION 10.20 AND THAT SUCH GENERAL RELEASE EXTENDS TO ALL CLAIMS OF EVERY NATURE AND KIND, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, PAST OR PRESENT, HOWEVER ARISING, INCLUDING CLAIMS ARISING OUT OF OR RELATING TO THE JV LLC AGREEMENT, ANY ANCILLARY AGREEMENT (AS DEFINED IN THE LLC AGREEMENT) AND ANY COMPANY AGREEMENT.

(d)    SELLER, ON BEHALF OF ITSELF AND THE OTHER SELLER RELEASORS, IRREVOCABLY COVENANTS THAT NEITHER SELLER NOR ANY OF THE OTHER SELLER RELEASORS WILL, DIRECTLY OR INDIRECTLY, SUE, COMMENCE ANY PROCEEDING AGAINST, OR MAKE ANY DEMAND UPON ANY OF THE COMPANY RELEASEES IN RESPECT OF ANY OF THE CLAIMS RELEASED OR DISCHARGED PURSUANT TO CLAUSE (A) ABOVE. PURCHASER, ON BEHALF OF ITSELF AND THE OTHER COMPANY RELEASORS, IRREVOCABLY COVENANTS THAT NEITHER PURCHASER NOR ANY OF THE OTHER COMPANY RELEASORS WILL, DIRECTLY OR INDIRECTLY, SUE, COMMENCE ANY PROCEEDINGS AGAINST, OR MAKE ANY DEMAND UPON ANY SELLER RELEASEE IN RESPECT OF ANY OF THE CLAIMS RELEASED OR DISCHARGED PURSUANT TO CLAUSE (B) ABOVE. THIS RELEASE MAY BE PLEADED BY ANY OF THE COMPANY RELEASEES OR SELLER RELEASEES, AS APPLICABLE, AS A FULL AND COMPLETE DEFENSE AND MAY BE USED AS THE BASIS FOR AN INJUNCTION AGAINST ANY ACTION AT LAW OR IN EQUITY INSTITUTED OR MAINTAINED AGAINST ANY OF THEM IN VIOLATION HEREOF. IF ANY CLAIM IS BROUGHT OR MAINTAINED IN VIOLATION OF THIS AGREEMENT, THE PARTY BRINGING SUCH CLAIM WILL BE RESPONSIBLE FOR ALL COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES, INCURRED BY THE PARTY DEFENDING SUCH CLAIM.

Section 10.21    Sovereign Immunity Waiver. Seller irrevocably waives, on behalf of itself and its Affiliates, all immunity on the grounds of sovereignty or other similar grounds from (a) any Order or Action, (b) the jurisdiction of any court or similar Governmental Body in the United States, including any of the courts referenced in Section 10.15 or (c) relief by way of injunction, order for specific performance or other equitable relief, or for recovery or enforcement of any judgment to which it or its Affiliates might otherwise be entitled in any Actions arising out of or relating to this Agreement by the courts of any jurisdiction and irrevocably agrees that it and its Affiliates will not claim any such immunity in any such Actions and that the waivers set forth in this provision are intended to be irrevocable.

Section 10.22    Non-Recourse. This Agreement may only be enforced against, and any claim, Action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.23    Joinder.

(a)    Subject to the provisions of this Section 10.23, Parent hereby unconditionally and irrevocably joins this Agreement for the purpose of guaranteeing to Seller the full, complete and prompt performance or payment, as the case may be, of the Guaranteed Obligations (as defined below), and if Purchaser does not pay or perform any of the Guaranteed Obligations in accordance with their respective terms, Parent shall promptly on demand by Seller, pay or perform such Guaranteed Obligations as if Parent were the principal obligor primarily liable for the performance or payment thereof and not as a mere surety. Seller may obtain recourse against Parent for the payment or performance of the Guaranteed Obligations, prior to, concurrently with, or after any other Action to enforce such Guaranteed Obligations. Parent shall be entitled to perform or satisfy the Guaranteed Obligations pursuant to the same terms and conditions as are applicable to Purchaser under this Agreement. In no event (including with respect to specific performance in accordance with Section 10.18) shall Parent’s liability exceed the Purchase Price (unless otherwise agreed by Guarantor and the Seller Parties in a written agreement executed by them). For purposes of this Agreement, “Guaranteed Obligations” means each of the obligations of Purchaser under this Agreement. For the avoidance of doubt, Parent’s obligations under this Section 10.23 shall be in exchange for the conveyance by the Seller of the Purchased Interest, subject to, and in accordance with, the other terms and conditions set forth in this Agreement. For the avoidance of doubt, there are no third-party beneficiaries of the guarantee set forth in this Section 10.23.

(b)    Parent agrees to the provisions of this Section 10.23, and hereby waives to the fullest extent now or hereafter not prohibited by applicable Law (i) notice of and any rights to consent to (1) acceptance of the joinder and guarantee set forth in Section 10.23(a), (2) any amendment of this Agreement or any other Transaction Document (except to the extent required hereunder or thereunder), (3) the occurrence of any breach by Purchaser (to the extent party thereto) of any of the terms or conditions of this Agreement or any other Transaction Documents, (4) protest, proof of non-payment or default by Purchaser, and (5) any other action at any time taken or omitted by Seller or a Seller Group Member, and, generally, all demands and notices of every kind in connection with the Guaranteed Obligations, the joinder and guarantee with respect thereto set forth herein, this Agreement, any other Transaction Documents, or any other documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations (other than notices required to be delivered under applicable Law), (ii) all suretyship defenses and defenses in the nature thereof, (iii) any right or claim of right to cause a marshalling of the assets of Purchaser or of any collateral for the Guaranteed Obligations, or to cause Seller to proceed against any other security for the Guaranteed Obligations before proceeding under the guarantee set forth in this Section 10.23 against Parent, (iv) the right to assert a counterclaim, other than a mandatory or compulsive counterclaim, in any action or proceeding brought against or by Parent, (v) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Seller to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons, (vi) any defense based upon an election of remedies by Seller, (vii) any duty on the part of Seller to disclose to Parent any facts Seller may now or hereafter know about Purchaser or the Purchased Interest (other than as expressly set forth in this Agreement), regardless of whether Seller has reason to believe that any such facts materially increase the risk beyond that which Parent intends to assume or has reason to believe that such facts are unknown to Parent or has a reasonable opportunity to communicate such facts to Parent, it being understood and agreed that Parent is fully responsible for being and keeping informed of the financial condition of Purchaser, Purchaser’s performance of all obligations which constitute Guaranteed Obligations and of any and all circumstances bearing on the risk that liability may be incurred by Parent hereunder, (viii) any invalidity, irregularity or unenforceability, in whole or in part, of this Agreement or any one or more of the other Transaction Documents, (ix) any deficiency in the ability of Seller to collect or to obtain performance from any persons or entities now or hereafter liable for the payment and performance of any obligation hereby guaranteed, (x) an assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon any voluntary or involuntary bankruptcy proceeding of Purchaser) or any other stay provided under any other debtor relief Law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Seller to enforce any of its rights, whether now or hereafter acquired, which Seller may have against Parent, (xi) all rights Parent may now or hereafter have under any agreement, at law, in equity or otherwise, to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Purchaser or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Parent under or in connection with the guarantee set forth herein or otherwise, and (xii) any modifications of this Agreement or any of the other Transaction Documents or any obligation of Purchaser under any of the foregoing by operation of Law or by action of any court, whether pursuant to Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign Laws relating to bankruptcy, insolvency or creditors’ rights or any other federal or state bankruptcy or insolvency Law, or any other debtor relief Law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise.

(c)    The liability of Parent hereunder shall in no way be limited or impaired by: (i) any amendment to or modification of this Agreement or any of the other Transaction Documents (except to the extent expressly set forth in any such amendment or modification), (ii) the release of Purchaser, any Affiliate or successor of Purchaser or of any other person or entity from performance or observance of any of the agreements, covenants, terms or conditions contained in this Agreement or any of the other Transaction Documents by operation of Law, Seller’s voluntary act or otherwise, (iii) the commencement of any bankruptcy or reorganization proceeding by or against Purchaser or any Affiliate or successor of Purchaser, (iv) the invalidity or unenforceability of all or any portion of this Agreement or any of the other Transaction Documents as to Purchaser or any other person or entity, or (v) any change in the composition of Purchaser, including, without limitation, the withdrawal or removal of the beneficial owner from any current or future position of ownership, management or control of Purchaser.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller, Purchaser and, solely for the purposes of Article X, Parent, have each executed and delivered this Agreement as of the date first above written.

SELLER

INFINITY WORLD DEVELOPMENT CORP

By:	/S/ Hamad Buamim
	Name:	Hamad Buamim
Title:

PURCHASER

MGM CC HOLDINGS, INC.

By:	/S/ Jonathan S. Halkyard
	Name:	Jonathan S. Halkyard
	Title:	Treasurer

PARENT

MGM RESORTS INTERNATIONAL

By:	/S/ Jonathan S. Halkyard
	Name:	Jonathan S. Halkyard
	Title:	Chief Financial Officer & Treasurer